Exhibit (a)(27)

FREE TRANSLATION
FOR REFERENCIAL PURPOSES ONLY
PROSPECTUS SUPPLEMENT
PUBLIC TENDER OFFER
SHARES OF
COMPAÑÍA DE TELECOMUNICACIONES DE CHILE S.A.
PUBLICLY TRADED STOCK CORPORATION
RECORDED IN THE SECURITIES REGISTRY OF THE SVS N°9
AND
THROUGH THIS OF
TELEFÓNICA LARGA DISTANCIA S.A.
RECORDED IN THE SECURITIES REGISTRY OF THE SVS N° 456
BY
INVERSIONES TELEFÓNICA INTERNACIONAL HOLDING LIMITADA
INVERSIONES TELEFÓNICA INTERNACIONAL HOLDING LIMITADA OFFERS TO BUY A TOTAL OF 486,001,923 SHARES OF SERIES “A” COMMON STOCK AND 41,422,151 SHARES OF SERIES “B” COMMON STOCK OF COMPAÑÍA DE TELECOMUNICACIONES DE CHILE S.A. (“CTC”), EQUIVALENT TO 100% OF THE SHARES ISSUED BY THAT COMPANY NOT OWNED BY THE BIDDER OR ITS CONTROLLER TELEFÓNICA INTERNACIONAL CHILE S.A., AT THE PRICE OF $1,100 PESOS FOR EACH SHARE OF SERIES “A” AND $990 PESOS FOR EACH SHARE OF SERIES “B”, THROUGH A PUBLIC TENDER OFFER OF SHARES, UNDER THE TERMS AND CONDITIONS SET FORTH IN THE PROSPECTUS, IN THE SUPPLEMENT TO THE SAME AND THE CORRESPONDING NOTICE AND ITS SUPPLEMENTS, AVAILABLE TO STAKEHOLDERS AND OTHERS AS PROVIDED BY THE SECURITIES EXCHANGE LAW AND THE SUPERINTENDENCY OF SECURITIES AND INSURANCE. AS OF THIS DATE INVERSIONES TELEFÓNICA INTERNACIONAL HOLDING LIMITADA, TOGETHER WITH ITS CONTROLLER TELEFÓNICA INTERNACIONAL CHILE S.A., HOLD 387,993,524 SERIES “A” SHARES AND 41,739,487 SERIES “B” SHARES OF COMPAÑIA DE TELECOMUNICACIONES DE CHILE S.A.
The prospectus and its supplements have been prepared by Santander Investment S.A. Corredores de Bolsa, hereinafter the “Administrator of the Offer”, together with Inversiones Telefónica Internacional Holding Limitada, in order to deliver background of a general nature about the offer as described therein, so that each of the shareholders of Compañía de Telecomunicaciones de Chile S.A., independently, may assess and decide on whether to participate in such offer. The financial information used in the preparation of the prospectus has not been independently verified by Inversiones Telefónica Internacional Holding Limitada nor by the Administrator of the tender offer, and such parties bear no responsibility for such information. The terms and conditions of the offer are contained in the notice of offer to purchase for cash of Compañía de Telecomunicaciones de Chile S.A. published in the daily newspapers El Mercurio of Santiago and La Tercera, on September 16, 2008 and its supplements, as well as the prospectus and its prospectus.
ADMINISTRATOR OF THE TENDER OFFER and FINANCIAL ADVISORS
In the event of any doubts concerning this prospectus or for further more information about the terms and conditions of the public tender offer, interested parties can contact Santander Investment S.A. Corredores de Bolsa by telephone at (56 2) 336 3400 or by post at the following address: Bandera N° 140, 12th Floor, borough and city of Santiago.
SANTIAGO, OCTOBER 13, 2008

FREE TRANSLATION
FOR REFERENCIAL PURPOSES ONLY
Through this supplement, the Bidder:
a)	announces an increase in the price offered for the shares issued by CTC to 1,100 pesos for each share of series “A”, 990 pesos for each share of series “B” and 4,400 pesos for each American Depositary Shares that represents four CTC series “A” shares;

b)	announces the extension of the Offer until 24:00 hours on October 30, 2008, and

c)	supplements the Prospectus replacing the following terms:
1.	Replacing the fifth paragraph of section 1. “Summary of the Offer” with the following:
“The offer is extended from the 00:00 hours on September 17, 2008, until the 24:00 hours on October 30, 2008.”.
2.	Replacing section 7.1. “Amount of the Transaction” with the following:
“7.1 Amount of the Transaction. In the event that 100% of the shares of the Company that are not held by the Bidder or its controller TICSA, are acquired, the total amount of the transaction shall correspond to 575,610,044,790 pesos, corresponding to 1,100 pesos for each series “A” share and 990 pesos for each series “B” share.”.
3.	Replacing section 7.4. “Term of the Offer” with the following:
“ 7.4 Term of the Offer. This offer is extended from the 00:00 hours on September 17, 2008, until the 24:00 hours on October 30, 2008. (hereinafter the ”Term Period”).”.
4.	Replacing section 8.1. “Share Price” with the following:
“8.1 Share Price. The price per share offered is increased to 1,100 pesos for each series “A” share and 990 pesos for each series “B” share. The price shall be paid in pesos, the national currency and shall not accrue interest nor readjustments.
It is established that the American Offer is made for the price of 4,400 pesos for each ADS that represents four CTC series A shares and which results in the same price per series “A” share in pesos relevant to this Offer. In the case of the American Offer, the price shall be paid in dollars of the United States of America, in the United States of America, in accordance with the observed dollar value effective on the expiration date of the American Offer. For these purposes, it is understood that the observed dollar value is that determined by Central Bank of Chile as indicated in Chapter I(6) of the Compendium of International Exchange Regulations of the Central Bank of Chile.”.
5.	Replacing section 8.2. “Price for Control” with the following:
“8.2 Price for Control. The offered price represents a price of 31.8% above the market price for each series “A” share and 18.8% above the market price for each series “B”

share. Market price is understood as the price defined in the Securities Exchange Law as referenced for public tender offers. Such price is 834.4 pesos for each series “A” share and 833.4 pesos for each series “B” share. Said market price corresponds to the average of the stock market transactions made between June 23, 2008 and September 17, 2008.
Notwithstanding the foregoing, and due to the actual participation of the controller of the bidder and its controller TICSA, there is no control price.”.
INVERSIONES TELEFÓNICA INTERNACIONAL HOLDING LIMITADA